Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street

Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Matthew S. Kohnke, CFO	www.dormanproducts.com
(215) 997-1800 x 5182
E-mail: MKohnke@dormanproducts.com

Dorman Products, Inc. Reports Record Sales and Earnings for the First Quarter Ended March 31, 2012

Colmar, Pennsylvania (May 1, 2012) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the first quarter ended March 31, 2012.

Revenues for the first quarter ended March 31, 2012 increased 10% over the prior year to $137.0 million from $124.4 million. Reported net income in the first quarter increased 26% to $15.6 million from $12.4 million. Reported diluted earnings per share increased 25% to $0.85 in 2012 from $0.68 in the prior year.

Excluding the favorable impact of $0.9 million in reductions to certain reserves associated with the exit of our Swedish business as shown in the reconciliation of non-GAAP measures below, adjusted net income increased 19% to $14.7 million in 2012 from $12.4 million last year. Adjusted diluted earnings per share increased 19% to $0.81 in 2012 from $0.68 in 2011. The exit is expected to be completed in the second quarter.

For the thirteen weeks ended March 31, 2012 and March 26, 2011:

•

Gross profit margin was 37.5% in 2012 compared to 36.5% in 2011. Adjusted gross profit margin excluding 0.6%, or $0.8 million, in favorable reductions of certain inventory reserves associated with the exit of our Swedish business was 36.9%. The increase in the gross profit margin in 2012 is primarily related to lower provisions for excess and obsolete inventory.

•	Selling, general and administrative expenses increased 3% to $26.9 million from $26.2 million, but declined to 19.6% of sales from 21.1% last year.

•	Operating cash flow for 2012 increased to $14.0 million from $9.2 million in 2011.

Mr. Steven Berman, Chairman and Chief Executive Officer, said, “We continue to be pleased with our reported results. Strong demand for our hard parts product lines along with revenues from new products resulted in a double-digit sales increase over the first quarter of 2011. We are pleased with this result in light of the fact that our revenue for the first quarter of 2011 was 26% greater than our revenue for the first quarter of 2010. A strong focus on expense control despite continued investment in our new product development capabilities enabled us to further leverage our sales growth as well in the first quarter.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), renew (TM), TECHoice (TM), Dorman HD Solutions (TM) and Symmetry (R) brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
First Quarter (unaudited)	3/31/12	Pct.	3/26/11	Pct.
Net sales	$137,036	100.0	$124,374	100.0
Cost of goods sold	85,630	62.5	78,962	63.5
Gross profit	51,406	37.5	45,412	36.5
Selling, general and administrative expenses	26,914	19.6	26,222	21.1
Income from operations	24,492	17.9	19,190	15.4
Interest expense, net	32	0.1	70	—
Income before income taxes	24,460	17.8	19,120	15.4
Provision for income taxes	8,882	6.4	6,734	5.4
Net income	$15,578	11.4	$12,386	10.0
Earnings per share:
Basic	$0.87	—	$0.69	—
Diluted	$0.85	—	$0.68	—
Average shares outstanding:
Basic	17,978	—	17,891	—
Diluted	18,250	—	18,227	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	3/31/12	12/31/11

Assets:
Cash and cash equivalents	$59,808	$50,196
Accounts receivable	140,141	124,324
Inventories	117,751	115,845
Deferred income taxes	17,332	17,127
Prepaid expenses	2,518	2,661
Total current assets	337,550	310,153
Property & equipment	41,448	38,904
Goodwill	26,553	26,553
Other assets	1,188	1,083
Total assets	$406,739	$376,693

Liabilities & Shareholders’ Equity:
Accounts payable	$42,968	$31,646
Accrued expenses and other	15,710	12,907
Total current liabilities	58,678	44,553
Other long-term liabilities	3,461	3,406
Deferred income taxes	11,551	11,631
Shareholders’ equity	333,049	317,103
Total Liabilities and Equity	$406,739	$376,693

Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks Ended 3/31/12	13 Weeks Ended 3/26/11

Depreciation and amortization	$1,953	$1,859
Capital Expenditures	$4,495	$5,154

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following items:

•

Results for the thirteen weeks ended March 31, 2012 include a $0.9 million reduction in certain charges recorded in the third quarter of 2011 related to asset impairment and employee-related costs associated with our previously-announced decision to exit our Swedish business.

The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. A reconciliation of net income and diluted earnings per share follows:

	(unaudited)
	13 Weeks Ended 3/31/12	13 Weeks Ended 3/26/11	% Change
Net income, as reported	$15,578	$12,386	26%
Less: Reductions in costs recorded in connection with our exit of our Swedish subsidiary	(856)	—	N/A
Net income, as adjusted	$14,722	$12,386	19%

Diluted EPS, as reported	$0.85	$0.68	25%
Less: Reductions in costs recorded in connection with our exit of our Swedish subsidiary	(0.04)	—	N/A
Diluted EPS, as adjusted	$0.81	$0.68	19%